Exhibit 10(a)91

                     CONFIDENTIAL MEMORANDUM

To:       Jerry D. Jackson

From:     J. Wayne Leonard

Subject:  Your Early Retirement

Based upon discussions regarding your request for early retirement, it is agreed that Entergy Corporation (the "Company") shall accommodate your request for early retirement pursuant to the terms of the Company's plans and programs in which you participate (including, but not limited to, your participation in the System Executive Retirement Plan of Entergy Corporation and Subsidiaries ("SERP"), the Pension Equalization Plan of Entergy Corporation and its Subsidiaries ("PEP"), and the Post-Retirement Plan of Entergy Corporation and Subsidiaries ("PRP"), in accordance with the terms of such plans and with all applicable added years of service as detailed in your Participant Application for each plan) ("Early Retirement"), subject to the terms and conditions set forth in this letter agreement:

1. Acceptance of Early Retirement Request. Except as otherwise provided in paragraph 7 herein, the Company irrevocably accepts your signature below as your formal irrevocable request for Early Retirement effective April 1, 2003, and unless you die, become disabled within the meaning of the Company sponsored Long Term Disability Plan ("Disabled"), your last day of active employment with the Company and its affiliates and subsidiaries ("Entergy System") shall be March 31, 2003 ("Final Employment Date"), and your Early Retirement shall be effective April 1, 2003.

2. Compensation until Final Employment Date. Except as otherwise provided in paragraphs 6 or 7 herein, unless you die or become Disabled, from the date on which you accept in writing and return to me this agreement ("Effective Date"), you shall:

     (a) retain your System Management Level 2 status until your Final Employment Date;
     (b) retain your current title until such time as a successor assumes your title or is assigned all or part of the duties and functions of your title as the Company in its sole discretion may determine ("Successor Placement Date"), which event is anticipated to occur effective January 1, 2002;
     (c) be entitled to continue to receive your current rate of annual base salary until your Final Employment Date in accordance with your Entergy System employer's regular payroll schedule; and
     (d) except as otherwise provided in this letter agreement, continue to be eligible until your Final Employment Date for the compensation and benefits being provided to you by your Entergy System employer under the plans, programs and policies in existence on the Effective Date, in accordance with the terms and conditions of the applicable plans, programs and policies (including accrual of vacation time), as may be amended.

3. System Service until Final Employment Date. Except as otherwise provided in paragraphs 6 or 7 herein, unless you die or become Disabled, from the Successor Placement Date until your Final Employment Date (the "Transition Period"):

     (a) your Entergy System employer shall provide you with an office and secretarial support; and
     (b) you shall report to work at such location as you and the Chief Executive Officer may agree, use your best efforts to perform such services for the benefit of the Entergy System as the Chief Executive Officer or your successor may request, and continue to comply with the Code of Entegrity and all Entergy System policies applicable to regular Entergy System employees.

4.  Early Retirement. Except as otherwise provided in paragraphs
    6 or 7 herein, unless you die or become Disabled, on April 1, 2003 when you commence your Early Retirement, you shall be entitled to all normal post-retirement compensation and benefits for which you are eligible in accordance with the Company's plans, policies and programs as in effect immediately prior to such Early Retirement. In addition, the Company shall supplement the nonqualified retirement benefit you elect to receive under the terms and conditions of the SERP, PEP, or PRP ("Applicable Plan") so that the total benefit you receive from the Applicable Plan and the supplemental benefit provided under this paragraph 4 will be equal to the benefit you have accrued under the Applicable Plan as of your Early Retirement, with the discount rate applicable to such Early Retirement benefit calculated as if you commenced Applicable Plan benefit payments as of March 31, 2005 ("Subsidized Retirement Benefit").

5. Consulting Services after Final Employment Date. Except as otherwise provided in paragraphs 6 or 7 herein, unless you die or become Disabled, effective from April 1, 2003 until March 31, 2005 ("Consulting Period"), you shall become a consultant to the Company subject to (a) your execution on or within 21 days following the Final Employment Date of a release in substantially the form of Exhibit A, attached hereto and made a part hereof, (which release you will have at least twenty-one (21) calendar days to consider, although you may sign it sooner than the expiration of such 21-day period) and delivery of same to Company and (b) the expiration of any period during which you are permitted to revoke such release in accordance with its terms, so long as you have not revoked the release during such period. As a consultant hereunder, you shall perform services for the Entergy System within your area of expertise and capability on an "as needed" basis (but with a work load much reduced from your current work load), with your responsibilities to be assigned by the Company's Chief Executive Officer and with an annual cash consulting fee equal to the highest rate of annual base salary payable to you by the Entergy System prior to the Final Employment Date. You shall control the manner in which you render consulting services hereunder and rendering such services shall in no way constitute or be construed as creating an employer/employee relationship, partnership, joint venture, or other business group or concerted activity between any Entergy
    System company and you.   You shall not be an active employee of
    the Entergy System, and after your Final Employment Date, you shall not be eligible for participation in any Entergy System incentive plans or programs or continued accruals under any Entergy System qualified or nonqualified plans. You shall be responsible for any applicable federal or state taxes associated with consulting fees paid during the Consultant Period.

6. Change in Control. The capitalized terms "Qualifying Event," "Change in Control," "Change in Control Period," "Potential Change in Control," "Eligible Employee," and "Plan Administrator" used in this paragraph 6, unless otherwise specified, shall have the respective meanings set forth in the System Executive Continuity Plan of Entergy Corporation and Subsidiaries ("Continuity Plan") as may be amended. To the extent this letter agreement references or incorporates provisions of any other System Company plan and (a) such other plan is amended, supplemented, modified or terminated during the two-year period commencing on the date of a Potential Change in Control and (b) such amendment, supplementation, modification or termination adversely affects any benefit under this letter agreement, whether it be in the method of calculation or otherwise, then for purposes of determining benefits under this letter agreement, the parties shall rely upon the version of such other plan in existence immediately prior to any such amendment, supplementation, modification or termination, unless such change is agreed to in writing and signed by you and the Company, or by your or its legal representatives or successors. The provisions of paragraph 6(a), 6(b) or 6(c), as applicable, shall control any and all benefits that may be payable to you as a result of a Qualifying Event, and payment under this paragraph 6 shall preclude entitlement to any other compensation and benefit available under this letter agreement.

    (a) Until Commencement of the Transition Period. You shall become a participant in the Continuity Plan as of the date on or after the Effective Date you execute and return to the Plan Administrator a Restated Participant Application in a form substantially similar to that attached to this letter agreement as Exhibit B. You acknowledge that your participation in the Continuity Plan shall be at System Management Level 2 and in accordance with the terms of the Plan and the Restated Participant Application. As detailed in the Restated Participant Application, you acknowledge that you will continue to be an Eligible Employee for Continuity Plan purposes in accordance with its terms and only until the Successor Placement Date. In addition to any benefits to which you may be entitled under the Continuity Plan, in the event of a Qualifying Event you shall be entitled to the Subsidized Retirement Benefit.

    (b)  From Commencement of Transition Period Until Final
         Employment Date. On and after the Successor Placement Date, you shall no longer be eligible to participate in the Continuity Plan, but rather, subject to the same forfeiture provisions set forth in Section 6.01 of the Continuity Plan, you will be entitled to the following benefits if you should experience a Qualifying Event prior to your Final Employment Date, although for purposes of determining whether a Qualifying Event has occurred under this paragraph 6(b), the definition of Good Reason as set forth in the Continuity Plan shall be redefined to mean the breach, without your express written consent, of any obligations owed to you under this letter agreement during the Change in Control Period:

          (i) an immediate lump sum cash payment equal to the remaining unpaid base salary that would have been paid to you had your employment under this agreement continued until your Final Employment Date; and

          (ii) the Subsidized Retirement Benefit; and

         (iii) all legal fees and expenses incurred by you in disputing in good faith any issue hereunder relating to whether you have experienced a Qualifying Event or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Any such payments shall be made within thirty (30) business days after delivery of your written request for payment accompanied with such evidence of fees and expenses incurred as Employer reasonably may require.

          (iv) As a condition to receiving the change in control benefits, if any, payable under this paragraph 6(b), you agree to the following:

               (a) For a period of two years following the date of the
                   Qualifying Event, you shall not engage in any employment or other activity (without the prior written consent of Company) either in your individual capacity or together with any other person, corporation, governmental agency or body, or other entity, that is (I) listed in the Standard & Poor's Electric Index or the Dow Jones Utilities Index; or (II) in competition with, or similar in nature to, any business conducted by any Entergy System Company at any time during such period, where such competing employer is located in, or servicing in any way customers located in, those parishes and counties in which any Entergy System Company services customers during such period. In the event you violate any provision of this paragraph 6(b)(iv)(a), you shall repay to Company, within 30 (thirty) business days of Company's written request therefor, any amounts previously paid to you pursuant to paragraph 6, and you shall have no further entitlement to receive any additional payments or benefits under this agreement.

               (b) For a period of two years following the date of a
                   Qualifying Event, you agree not to take any action or make any statement, written or oral, to any current or former employee of any Entergy System Company, or to any other person, which disparages any Entergy System Company, its management, directors or shareholders, or its practices, or which disrupts or impairs their normal operations, including actions or statements (I) that would harm the reputation of any Entergy System Company with its clients, suppliers, employees or the public;
                   or (II) that would interfere with existing or prospective contractual or employment relationships with any Entergy System Company or its clients, suppliers or employees.
                   In the event you violate any provision of this paragraph 6(b)(iv)(b), you shall repay to Company, within 30 (thirty) business days of Company's written request therefor, any amounts previously paid to you pursuant to paragraph 6, and you shall have no further entitlement to receive any additional payments or benefits under this agreement.

    (c)  During Consulting Period.  Except as provided in paragraph
         7, in the event there occurs a Change in Control on or after commencement of the Consulting Period and the Company or its successor refuses to honor the consulting arrangement outlined in paragraph 5 of this letter agreement, you shall be entitled to demand and receive an immediate lump sum cash payment equal to any unpaid consulting fee you would otherwise have received for the remainder of the Consulting Period. You shall also be entitled to reimbursement for all legal fees and expenses incurred by you in enforcement of the payment provided by this
         Section 6(c). Any such payments shall be made within thirty (30) business days after delivery of your written request for payment to Company or its successor accompanied with such evidence of fees and expenses incurred as Company or its successor reasonably may require.

7. You shall cease to be entitled to any benefits under this letter agreement, including, but not limited to, Company permission for Early Retirement as applicable, if (a) you terminate employment other than because of Good Reason (as defined in the Continuity Plan) prior to the Final Employment Date; or (b) you terminate your consulting arrangement outlined in paragraph 5 of this letter agreement other than because Company or its successor refuses to honor the consulting arrangement; or (c) Company terminates your System Company employment or your consulting arrangement under this letter agreement, as applicable, because you (i) willfully and continually fail to substantially perform your duties (other than such failure resulting from your incapacity due to physical or mental illness); or (ii) are convicted of or enter a plea of guilty or nolo contendere to a felony or other crime that has or may have a material adverse affect on your ability to carry out your duties or upon the reputation of any System Company; or
    (iii) materially violate any agreement with a System Company, including, without limitation, violation of this letter agreement; or (iv) disclose confidences of any System Company.

8. The Company and you shall keep the terms and conditions of this letter agreement confidential, although disclosure of information to your spouse, attorney or financial consultant, or pursuant to subpoena, judicial process, request of a governmental authority, or as otherwise required by law shall not be deemed a violation of this provision. Further, you agree that you shall not disclose to any person or entity any non-public data or information concerning the Entergy System (including, without limitation, all information concerning the business transactions and the financial arrangements of any one or all of the companies in the Entergy System), although disclosure of information pursuant to subpoena, judicial process, or request of a governmental authority shall not be deemed a violation of this provision, provided that you provide Company immediate notice of any such subpoena or request and fully cooperate with any action by the Entergy System to judicially protect information from disclosure or otherwise object to, quash, or limit such request. In the event of any breach or threatened breach by you of this section of this agreement, any company in the Entergy System shall be entitled to an injunction, without bond, restraining you from violating the provisions, in addition to any other relief that may be recoverable.

9. The validity, interpretation, construction and performance of this letter agreement shall be governed by the law of the State of Delaware, without reference to its choice of law rules. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, to the following address shown below or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

     If to Company or its successor:       If to Executive:
     Care of:                              Jerry D. Jackson
     General Counsel, Entergy Corporation  1505 Nashville Avenue
     639  Loyola  Avenue                   New  Orleans,  LA 70115
     New Orleans, LA 70113-3125

10. This letter agreement constitutes the entire understanding and agreement of the parties with respect to the matters discussed herein and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such matters. Without limiting the generality of the foregoing, upon the Effective Date, and in consideration of the benefits provided herein, the retention agreement between you and the Company, dated as of October 11, 2000 and effective as of July 29, 2000 (the "Retention Agreement") is hereby terminated, and you shall not be entitled to receive any amounts thereunder, including, but not limited to, any amounts payable under Section 3 thereof. You acknowledge and agree that this letter agreement meets all requirements contained in the Retention Agreement or otherwise necessary to discharge the Company from its obligations under the Retention Agreement. You further acknowledge that upon execution of this letter agreement and in consideration of the benefits provided herein, notwithstanding any other provision of this letter agreement to the contrary, you will not be entitled to any retention, severance, termination or similar benefit otherwise payable to you under any plan, program, arrangement or agreement of or with the Entergy System (except as otherwise specifically provided for in this letter agreement), although this provision shall not effect your entitlement (if any) to Company retirement plans and programs in accordance with their terms and conditions.

11. The Company may withhold from any amounts payable under this letter agreement all federal, state and other taxes as shall be legally required.

12. This letter agreement may not be modified, amended or waived except in a writing signed by both parties. The waiver by either party of a breach of any provision of this letter agreement shall not operate to waive any subsequent breach of the letter agreement.

13. Neither this letter agreement nor the right to receive benefits hereunder may not be assigned, encumbered or alienated by you in any manner. Any attempt to so assign, encumber or alienate shall constitute a material violation of this letter agreement.

Please indicate your acceptance of the terms of this letter agreement by signing and dating both copies and returning one to me at your earliest convenience.


                              /s/ J. Wayne Leonard
                              J. Wayne Leonard
                              Chief Executive Officer
                              Entergy Corporation


Agreed to and accepted this 25th day of July, 2001


/s/ Jerry D. Jackson
Jerry D. Jackson